UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 26, 2013

ATKORE INTERNATIONAL HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	333-174689	80-0661126
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
16100 South Lathrop Avenue
Harvey, Illinois 60426
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (708) 339-1610
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 26, 2013, Atkore International Inc. (“Atkore”), a subsidiary of Atkore International Holdings Inc., entered into a Share Purchase Agreement (the “Agreement”) with Atkore International Indústria e Comércio de Aço e Materiais Elétricos Ltda. (the “Subsidiary”), Panatlantica S.A. (“Buyer”) and Allied Switzerland GmbH (“Seller”). Pursuant to the Agreement, Seller will sell to Buyer the totality of the shares of the Subsidiary for 98,700,000 Brazilian Reais (approximately $41,493,480 US Dollars based on the August 26, 2013 exchange rate) (the “Purchase Price”). The Purchase Price will be paid in four installments, with 60% of the Purchase Price paid at closing and 13.33% of the Purchase Price paid on each of the nine, 12 and 18 month anniversaries of the closing. Banco Bradesco S.A. will provide a guarantee to underwrite the deferred installments of the Purchase Price. The closing of the transaction is subject to the satisfaction or waiver of customary closing conditions. The parties have agreed to use their best efforts to close the transaction by September 27, 2013.

Atkore has agreed that, for five years from the closing of the transaction, it will not (a) manufacture, sell, market or distribute in Brazil any products that are the same or substantially similar to the products that are manufactured, sold, marketed or distributed by the Subsidiary or (b) solicit for employment any of the Subsidiary's directors, officers or key managers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 27, 2013	ATKORE INTERNATIONAL HOLDINGS INC.

	By:	/s/ James A. Mallak
	Name:	James A. Mallak
	Title:	Vice President and Chief Financial Officer